Exhibit 10.10

MYRIAD GENETICS, INC.

NON-QUALIFIED OPTION AGREEMENT

This Agreement sets forth the terms of the nonqualified stock option (“NQSO”) grant made by Myriad Genetics, Inc. (the “Company”), a Delaware corporation having a principal place of business in Salt Lake City, Utah, to the individual specified in the Notice of Grant of Stock Option and Option Agreement (the “Participant”).

BACKGROUND

The Company desires to grant to the Participant an Option to purchase shares of its common stock, $.01 par value per share (the “Shares”), under and for the purposes of the Company 2002 Amended and Restated Employee, Director, and Consultant Stock Option Plan (the “Plan”);

Any terms used and not defined herein have the same meanings as in the Plan;

The Company and the Participant each intend that the Option granted pursuant to these terms qualify as a NQSO.

In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Option grant made to Participant shall be governed by the following terms:

1.	GRANT OF OPTION

The Company irrevocably grants to Participant the right and option to purchase all or any part of an aggregate number of Company Shares, as set forth in the Notice of Grant of Stock Option and Option Agreement and on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference. The Participant acknowledges receipt of a copy of the Plan.

2.	PURCHASE PRICE

The purchase price of the Shares covered by the Option shall be at the price per share set forth in the Notice of Grant of Stock Option and Option Agreement and shall be subject to adjustment, as provided in the Plan, in the event of a stock split, reverse stock split or other events affecting the holders of Shares. Payment shall be made as provided in Section 7 of the Plan.

3.	EXERCISE OF OPTION

Subject to the terms and conditions set forth in this Agreement and the Plan, the Option granted hereby shall vest in accordance with the schedule set forth in the Notice of Grant of Stock Option and Option Agreement. The foregoing rights are cumulative and are subject to the other terms and conditions of this Agreement and the Plan.

4.	TERM OF OPTION

The Option shall terminate ten (10) years from the date of the Option grant.

If the Participant ceases to be an employee, director, or consultant of the Company or of an Affiliate (for any reason other than death or Disability or termination by the Participant’s employer for “cause” as defined in the Plan), the Option may be exercised within the originally prescribed term of the Option, but may not be exercised thereafter. In such event, the Option shall be exercisable only to the extent that the right to purchase Shares under this Agreement or the Plan has accrued and is in effect at the date of such cessation of employment.

In the event the Participant’s employment, directorship, or consultancy is terminated by the Participant’s employer for “cause” (as defined in the Plan), the Participant’s right to exercise any unexercised portion the Option shall cease forthwith, and the Option shall thereupon terminate. Notwithstanding anything herein to the contrary, if subsequent to the Participant’s termination, but prior to the exercise of the Option, the Board of Directors of the Company determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute “cause,” then the Participant shall forthwith cease to have any right to exercise the Option, and the Option shall thereupon terminate.

In the event of the Disability of the Participant as determined in accordance with the Plan, the Option shall be exercisable within the term originally prescribed by the Option. In such event, the Option shall be exercisable:

(a) to the extent that the right to purchase the Shares has accrued on the date the Participant becomes Disabled and is in effect as of the date of Disability; and

(b) in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion of any additional rights as would have accrued had the Participant not become Disabled prior to the end of the particular year. The proration shall be based upon the number of days of the accrual period during which the Participant was not Disabled.

In the event of the death of the Participant while an employee, director or consultant of the Company or of an Affiliate, the Option which has not previously been exercised by the Participant shall be made fully exercisable by the Participant’s survivors and may be exercised by the Participant’s legal representative and/or any person or persons who acquired the Participant’s rights to the Option by will or by the laws of decent and distribution. In such event, the Option must be exercised, if at all, within one (1) year after the date of death of the Participant if the Option is an ISO, or (ii) the remaining life of the Option if the Option is a non-qualified option.

5.	METHOD OF EXERCISING OPTION

Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company, at the principal executive office of the Company, or in accordance with procedures established by the Company for electronic exercise of the Option. Such notice shall state the election to exercise the Option and the number of Shares in respect of which it is being exercised, shall be signed or otherwise authorized by the person or persons so exercising the Option in substantially the form prescribed by the Company. Such notice shall be accompanied by provision for payment of the full purchase price for such Shares in the manner set forth in Section 7 of the Plan, and the Company shall deliver such Shares as soon as practicable after the notice shall be received, provided; however, that the Company may delay issuance of such Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including, without limitation, state securities or “blue sky” laws). The Shares as to which the Option shall have been so exercised shall be registered in the Company’s share register in the name of the person or persons so exercising the Option (or, if the Option shall be exercised by Participant and if Participant shall so request in the notice exercising the Option, shall be registered in the name of the Participant and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised, pursuant to Section 4 hereof, by any person or persons other than the Participant, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

6.	PARTIAL EXERCISE

Exercise of this Option to the extent above stated may be made in part at any time and from time to time within the above limits, except that no fractional share shall be issued pursuant to this Option.

7.	NON-ASSIGNABILITY

The Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant. Except as provided in the preceding sentence, the Option shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this Section 7, or the levy of any attachment or similar process upon the Option or such rights, shall be null and void.

8.	NO RIGHTS AS STOCKHOLDER UNTIL EXERCISE

The Participant shall have no rights as a stockholder with respect to Shares subject to this Agreement until registration of the Shares in the Company’s share register in the name of the Participant and such Shares are fully paid for. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date of such registration.

9.	CAPITAL CHANGES AND BUSINESS SUCCESSIONS

The Plan contains provisions covering the treatment of Options in a number of contingencies such as stock splits and mergers. Provisions in the Plan for adjustment with respect to stock subject to Options and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

10.	TAXES AND WITHHOLDING

The Participant acknowledges that upon exercise of the Option the Participant will be deemed to have taxable income measured by the difference between the then fair market value of the Shares received upon exercise and the price paid for such Shares pursuant to this Agreement (the “Taxable Income”). The Participant acknowledges that any income or other taxes due from him or her with respect to this Option or the Shares issuable pursuant to this Option shall be the Participant’s responsibility.

If the Company in its discretion determines that it is obligated to withhold income taxes with respect to the exercise of the Option, the Participant hereby agrees that the Company may withhold from the Participant’s remuneration, if any, the minimum statutory amount of federal, state, and local withholding attributable to such amount that is considered compensation includible in such person’s gross income. At the Company’s discretion, the amount required to be withheld may be withheld in cash from such remuneration, or (with respect to compensation income attributable to the exercise of the Option) in kind from the Common Stock otherwise deliverable to the Participant on the exercise of the Option. The Participant further agrees that, if the Company does not withhold an amount from the Participant’s remuneration sufficient to satisfy the Company’s income tax withholding obligation, the Participant will reimburse the Company on demand, in cash, for the amount underwithheld.

11.	PURCHASE FOR INVESTMENT

Unless the offering and sale of the Shares to be issued upon the particular exercise of the Option shall have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended (the “Act”), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled:

(a) The person(s) who exercise the Option shall warrant to the Company, at the time of such exercise, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing the Shares issued pursuant to such exercise:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws;” and

(b) If the Company so required, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise in compliance with the Act without registration thereunder. Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

12.	NO OBLIGATION TO EMPLOY

The Company is not by the Plan or this Option or any other agreement obligated to continue the Participant as a Participant of the Company.

13.	NOTICES

Any Notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

To the Company:	To the Participant:

Myriad Genetics, Inc.	At the Participant’s address
320 Wakara Way	set forth in the Notice of Grant
Salt Lake City, UT 84108	of Stock Option and Option Agreement

or such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given when mailed in accordance with the foregoing provisions.

14.	GOVERNING LAW

This Agreement shall be construed and enforced in accordance with the law of the State of Delaware.

15.	BENEFIT OF AGREEMENT

Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors, and assigns of the parties hereto.

16.	ENTIRE AGREEMENT

This Agreement, together with the Plan and the Notice of Grant of Stock Option and Option Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement, provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

17.	MODIFICATIONS AND AMENDMENTS

The terms and provisions of this Agreement may be modified or amended as provided in the Plan.

18.	WAIVERS AND CONSENTS

The terms and provisions of this Agreement may be waived, or consent for departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.